Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

ALTEVA, INC.

(under Section 807 of the Business Corporation Law)

I, the undersigned, being of the age of eighteen years or over, do hereby certify:

FIRST:                                The name of the corporation is Alteva, Inc. (the “Corporation”).  The name under which the Corporation originally was incorporated was Warwick Valley Telephone Company.

SECOND:                 The Certificate of Incorporation was filed with the Department of State of New York on January 16, 1902.

THIRD:                           Pursuant to Section 807 of the Business Corporation Law of the State of New York, as duly adopted by the Board of Directors of the Corporation and by the sole shareholder in accordance with Section 803 Business Corporation Law of the State of New York (the “NYBCL”), the Certificate of Incorporation, as amended, is hereby amended as follows:

A.            The language in Article SECOND regarding the purpose for which the Corporation is formed is hereby deleted and replaced with the language set forth in Section 2 hereof.

B.            Article THIRD is hereby amended to cancel the total number of shares the corporation is authorized to issue from 20,005,000 consisting of Ten Million (10,000,000) designated Common Stock with a par value of $0.01, Ten Million (10,000,000) designated Preferred Stock with a par value of $0.01 and Five Thousand (5,000) designation Preferred Stock with a par value of $100.00.  There is currently one (1) share of common stock with a par value of $0.01 issued.  There are a total of 9,999,999 unissued shares of Common Stock with a par value of $0.01, 10,000,000 unissued shares of Preferred Stock with a par value of $0.01 and 5,000 unissued shares of Preferred Stock with a par value of $100.00.  All unissued shares will be cancelled. As a result of the amendment herein the one authorized share shall be issued and no shares shall be unissued.

C.            Article FOURTH is hereby deleted in its entirety to remove the series preferred share designation and related rights as these shares have been cancelled.

D.            Article FIFTH regarding the approval required for a Business Combination transaction is deleted in its entirety.

E.             Article SIXTH regarding the Board of Directors’ duty of good faith in its consideration of certain transactions is hereby deleted in its entirety and replaced with Section 6 hereof, which grants the Board of Directors the authority to adopt, amend or repeal the by-laws of the Corporation.

F.              Article SEVENTH requiring the affirmative vote in person or by proxy of the holders of seventy percent (70%) of the combined voting power and of the issued and outstanding common shares to approve a merger is hereby deleted in its entirety and replaced with the voting provisions set forth in Section 7 hereof.

G.            Article EIGHTH stating that the term of existence of the Corporation is perpetual is hereby deleted.

H.           The language in Article NINTH, which pertains to director liability, is deleted and replaced with Section 8 hereof.

I.                Article TENTH, which provides the number of directors and director removal provisions, is deleted in its entirety.

J.                Article ELEVENTH, which provides that there shall be no preemptive rights, is hereby deleted in its entirety.

K.            Article TWELFTH is deleted in its entirety.  The address for service of process is being amended and is now set forth in Section 5 of this Restated Certificate of Incorporation.  The county location is being amended, and the county in which the registered office of the Corporation is located is set forth in Section 3 of this Restated Certificate of Incorporation.

L.             Article THIRTEENTH is hereby deleted to eliminate the Corporation’s Series A Junior Participating Preferred Shares.

FOURTH:                                        To accomplish the foregoing amendments, the text of the Certificate of Incorporation is hereby restated as amended in its entirety to read as set forth in the Certificate of Incorporation of the Corporation and hereafter restated. The text of the Certificate of Incorporation is hereby restated in its entirety to read as follows:

1.                                      The name of the corporation is Alteva, Inc.

2.                                      The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of New York, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

3.                                      The registered office of the Corporation in this state is to be located in New York County.

4.                                      The aggregate number of shares which the Corporation shall have authority to issue is one (1) common share, par value $0.01.

5.                                      The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her is CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, NY 10011.

6.                                      The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation, provided that any by-law adopted or amended by the Board of Directors may be amended or repealed by the shareholders.

7.                                      Any action to be taken by the shareholders by vote may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

8.                                      No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, except as otherwise provided by the Business Corporation Law of New York.

IN WITNESS WHEREOF, the undersigned has signed this Certificate and affirmed it as true under penalties of perjury this 21st day of December, 2015.

By	/s/ William J. Fox, III
Name: William J. Fox, III
Its: Chief Executive Officer

[Restated Certificate of Incorporation]